Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Phio Pharmaceuticals Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	(1)	Other	11,763,800	$1.2575	$14,792,979.00	0.0001381	$2,042.91

Total Offering Amounts:							$14,792,979.00		2,042.91
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$2,042.91

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby an indeterminate number of additional shares of common stock, par value $0.0001 per share, of the registrant (the “Common Stock”) as may be issued or issuable resulting from stock splits, stock dividends or similar transactions.

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of the Common Stock as reported on the Nasdaq Global Market on November 18, 2025, which date is a date within five business days of the filing of the registration statement.